Exhibit 99.1

AUDITED FINANCIAL STATEMENTS
OF
ROYSTER-CLARK NITROGEN, INC.
FOR THE 163-day period ended December 31, 2005,
the 202-day period ended July 21, 2005 and
the years ended December 31, 2004 and 2003

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Table of Contents

Page

Independent Auditors’ Report	2

Balance Sheets as of December 31, 2005 (Successor) and 2004 (Predecessor)	3

Statements of Operations for the 163-day period ended December 31, 2005 (Successor), the 202-day period ended July 21, 2005 (Predecessor), and the years ended December 31, 2004 (Predecessor) and 2003 (Predecessor)	4

Statements of Stockholder’s Equity (Deficit) for the 163-day period ended December 31, 2005 (Successor), the 202-day period ended July 21, 2005 (Predecessor), and the years ended December 31, 2004 (Predecessor) and 2003 (Predecessor)	5

Statements of Cash Flows for the 163-day period ended December 31, 2005 (Successor), the 202-day period ended July 21, 2005 (Predecessor), and the years ended December 31, 2004 (Predecessor) and 2003 (Predecessor)	6

Notes to Financial Statements	7 - 18

Independent Auditors’ Report

The Board of Directors

Royster-Clark, Inc.:

We have audited the accompanying balance sheets of Royster-Clark Nitrogen, Inc. (a wholly owned subsidiary of Royster-Clark, Inc.) (the Company) as of December 31, 2005 and 2004, and the related statements of operations, stockholder’s equity (deficit), and cash flows for the 163-day period ended December 31, 2005, the 202-day period ended July 21, 2005, and the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Royster-Clark Nitrogen, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the 163-day period ended December 31, 2005, the 202-day period ended July 21, 2005, and the years ended December 31, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the financial statements, the Company’s financial statements reflect certain overhead expenses allocated from its parent company, Royster-Clark, Inc. Also, as discussed in note 5 to the financial statements, the Company is dependent on funding from Royster-Clark, Inc. to meet its operating and capital cash flow requirements.

As a result of the transactions described in notes 1 and 4, the financial information for the periods after July 22, 2005 is presented on a different cost basis than that for periods prior to that date and, therefore, is not comparable.

As discussed in note 3 to the financial statements, net sales, cost of sales, and selling, general and administrative expenses for the 202-day period ended July 21, 2005 and net sales and cost of sales for the years ended December 31, 2004 and 2003 have been restated.

/s/ KPMG LLP

Norfolk, Virginia
March 2, 2006

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Balance Sheets

December 31, 2005 and 2004

	Successor	Predecessor
	2005	2004
Assets (Note 10)
Current assets:
Cash	$16,440	27,186
Trade accounts receivable, net of allowance for doubtful accounts of $83,752 at December 31, 2005 and 2004	2,136,812	955,168
Inventories (note 6)	18,216,446	4,810,145
Prepaid expenses and other current assets	593,736	303,473
Total current assets	20,963,434	6,095,972
Property, plant and equipment, net (note 7)	49,848,091	26,476,897
Deferred financing costs, net	2,587,437	—
Other assets	5,751,297	2,632,582
Total assets	$79,150,259	35,205,451
Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Cash overdraft	$32,988	47,222
Accounts payable	1,003,025	857,246
Accrued expenses (note 9)	1,313,852	2,278,833
Total current liabilities	2,349,865	3,183,301
14% term note payable to Royster-Clark, Inc. (note 11)	43,500,000	—
Other long-term liabilities	17,764	—
Due to Royster-Clark, Inc. (note 5)	23,625,630	58,765,253
Total liabilities	69,493,259	61,948,554
Stockholder’s equity (deficit):
Common stock, no par value. Authorized 1,000 shares; issued and outstanding 985 shares	—	—
Additional paid-in capital	17,313,508	—
Accumulated deficit	(7,656,508)	(26,743,103)
	9,657,000	(26,743,103)
Commitments, contingencies and subsequent event (notes 12 and 14)
Total liabilities and stockholder’s equity (deficit)	$79,150,259	35,205,451

See accompanying notes to financial statements.

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Statements of Operations

163-day Period ended December 31, 2005, 202-day Period ended July 21, 2005 and Years ended December 31, 2004 and 2003

	Successor	Predecessor
	163-day period ended December 31, 2005	As restated 202-day period ended July 21, 2005	As restated Year ended December 31, 2004	As restated Year ended December 31, 2003
Net sales (notes 3 and 5)	$54,305,675	58,301,557	102,629,779	76,651,064
Cost of sales (notes 3 and 5)	58,294,248	53,617,541	95,309,764	78,933,055
Gross profit (loss)	(3,988,573)	4,684,016	7,320,015	(2,281,991)
Selling, general and administrative expenses (notes 3 and 5)	573,168	907,938	1,774,726	1,788,065
Operating income (loss)	(4,561,741)	3,776,078	5,545,289	(4,070,056)
Interest expense (note 5)	(3,094,767)	(2,973,849)	(5,119,914)	(5,402,000)
Income (loss) before income taxes	(7,656,508)	802,229	425,375	(9,472,056)
Income tax expense (note 8)	—	—	—	13,549,000
Net income (loss)	$(7,656,508)	802,229	425,375	(23,021,056)

See accompanying notes to financial statements.

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Statements of Stockholder’s Equity (Deficit)

163-day Period ended December 31, 2005, 202-day Period ended July 21, 2005 and Years ended December 31, 2004 and 2003

				Retained
			Additional	earnings	Total
	Common stock issued		paid-in	(accumulated	stockholder’s
	Shares	Amount	capital	deficit)	equity (deficit)
Predecessor:
Balance at December 31, 2002	985	$—	—	(4,147,422)	(4,147,422)
Net loss	—	—	—	(23,021,056)	(23,021,056)
Balance at December 31, 2003	985	—	—	(27,168,478)	(27,168,478)
Net income	—	—	—	425,375	425,375
Balance at December 31, 2004	985	—	—	(26,743,103)	(26,743,103)
Net income for the period from January 1, 2005 to July 21, 2005	—	—	—	802,229	802,229
Balance at July 21, 2005	985	—	—	(25,940,874)	(25,940,874)
Successor:
Pushdown of acquisition and conversion of amounts due to Royster-Clark, Inc. (note 4)	—	—	17,313,508	25,940,874	43,254,382
Net loss for the period from July 22, 2005 to December 31, 2005	—	—	—	(7,656,508)	(7,656,508)
Balance at December 31, 2005	985	$—	17,313,508	(7,656,508)	9,657,000

See accompanying notes to financial statements.

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Statements of Cash Flows

163-day Period ended December 31, 2005, 202-day Period ended July 21, 2005 and Years ended December 31, 2004 and 2003

	Successor	Predecessor
	163-day period ended December 31, 2005	202-day period ended July 21, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Cash flows from operating activities:
Net income (loss)	$(7,656,508)	802,229	425,375	(23,021,056)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for doubtful accounts	—	—	(19,248)	52,000
Depreciation and amortization	3,977,676	3,178,888	5,381,798	4,777,411
Gain on recovery of precious metals	—	—	—	(668,483)
Impairment charge on equipment	—	—	299,326	—
Deferred income taxes	—	—	—	13,549,000
Changes in operating assets and liabilities increasing (decreasing) cash:
Trade accounts receivable	(416,833)	(764,811)	(120,610)	187,115
Inventories	(10,011,362)	(3,394,939)	5,777,765	(4,082,046)
Prepaid expenses and other current assets	(531,399)	227,875	(24,266)	138,204
Other assets	(2,886,366)	(127,294)	(155,489)	(545,518)
Accounts payable	(38,747)	184,526	(806,180)	568,391
Accrued expenses	(1,604,293)	652,572	724,615	(237,298)
Other long-term liabilities	17,764	—	—	—
Total adjustments	(11,493,560)	(43,183)	11,057,711	13,738,776
Net cash provided by (used in) operating activities	(19,150,068)	759,046	11,483,086	(9,282,280)
Cash flows from investing activities— Purchases of property, plant and equipment	(4,173,719)	(1,172,577)	(2,181,873)	(2,348,277)
Cash flows from financing activities:
Net increase (decrease) in cash overdraft	(285,857)	271,623	(46,951)	50,225
Net increase (decrease) in due to Royster-Clark, Inc.	23,625,630	115,176	(9,227,571)	11,579,733
Net cash provided by (used in) financing activities	23,339,773	386,799	(9,274,522)	11,629,958
Net increase (decrease) in cash	15,986	(26,732)	26,691	(599)
Cash, beginning of period	454	27,186	495	1,094
Cash, end of period	$16,440	454	27,186	495

Supplemental disclosure of noncash investing and financing activities:

As discussed in note 4 to the financial statements, Royster-Clark Nitrogen, Inc. (RCN) recorded purchase accounting for the fair value of the assets purchased and liabilities assumed in connection with the IDS offering. In conjunction with these entries, $43,500,000 of amounts due to Royster-Clark, Inc. (RCI) was converted to a 14% term note. The remaining change in stockholder’s equity is due to the elimination of the accumulated deficit of $25,940,874 and contribution of capital of $17,313,508.

See accompanying notes to financial statements.

ROYSTER-CLARK NITROGEN, INC.
(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Financial Statements

December 31, 2005, 2004 and 2003

(1)                                 Description of Business and Basis of Presentation

Royster-Clark Nitrogen, Inc. (herein referred to as RCN or the Company) operates a nitrogen manufacturing plant that supplies subsidiaries of Royster-Clark, Inc. (RCI) with nitrogen-based fertilizer products. Additionally, a small amount of other products are sold to third parties as well as excess natural gas not used in production.

The accompanying financial statements for the 202-day period from January 1, 2005 to July 21, 2005 and the years ended December 31, 2004 and 2003, represent the results of the operations and cash flows of the predecessor company prior to the IDS Offering discussed below. The financial statements for the 163-day period from July 22, 2005 to December 31, 2005 are presented using a different cost basis of certain assets and are therefore not comparable to the financial statements of the predecessor.

On July 22, 2005, RCI, together with its parent, Royster-Clark Group, Inc. (RCG) and RCI’s affiliates, including RCN, were acquired in a series of transactions whereby newly formed Royster-Clark Ltd. (RC), together with its indirect subsidiary Royster-Clark ULC (RC ULC and together with RC, the Issuer), completed an Initial Public Offering (the IDS Offering) through the issuance of 32,500,000 income deposit securities (IDSs) at a price of Cdn$10.00 per IDS. Each IDS consists of one common share of RC and Cdn$6.08322877 principal amount of 14% subordinated notes of RC ULC (the Subordinated Notes). Upon completion of these transactions, RC acquired the interests of RCG and its operating subsidiaries, including RCN.

Simultaneous to the IDS Offering, RC ULC issued, on a private placement basis, approximately Cdn$24,200,000 of Separate Subordinated Notes (Separate Subordinated Notes) and the Issuer, through RCI, entered into an amended and restated senior secured credit facility with a group of lenders consisting of a $250,000,000 revolving credit facility.

Subsequent to the IDS Offering, RC acquired all of the issued and outstanding Class A common shares of Royster-Clark Holdings, Inc. (RCH) representing an 80.1% interest in RCH, and RC ULC acquired all of the preferred shares of RCH. Additionally, the former investors in RCG exchanged their previously held shares for all of the issued and outstanding shares of Class B and Class C common stock of RCH, representing a 19.9% minority interest. As discussed in note 4, the acquisition was accounted for as a purchase. Proceeds from this series of transactions of $268.8 million were used to repay $200.0 million of RCI’s outstanding 10 1/4% First Mortgage Notes and $41.9 million of indebtedness of RCG.

Subsequent to the above transactions, RCH and RCG merged, with Royster-Clark Group, Inc. remaining as the surviving corporation. RCG’s name was then changed to RCH.

RCN is a wholly owned subsidiary of RCI, and as such, certain selling, general and administrative expenses and interest expense are allocated to RCN from RCI, as discussed further in note 5 to the financial statements.

(2)         Summary of Significant Accounting Policies

(a)         Trade Accounts Receivable

Trade accounts receivable represent sales of carbon dioxide and natural gas to unrelated third parties and are recorded at the invoiced amounts and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of probable credit losses in the Company’s existing accounts receivable. The Company determined the allowance based on an evaluation of sales terms and aged receivables. The Company does not have any off-balance sheet credit exposure related to its customers. All sales to RCI are reflected as a reduction in the due to Royster-Clark, Inc. in the accompanying balance sheets.

(b)         Concentration of Credit Risk

As disclosed in note 5, the Company sells a substantial portion of its products to RCI.

In addition to the concentration of credit risk, the Company is impacted by a number of other factors, including the prevailing prices for natural gas, the primary raw material component of nitrogen products.

(c)          Collective Bargaining Agreements

The Company employs certain workers that are members of the United Automobile, Aerospace and Agricultural Implement Workers of America (UAW). These workers are subject to collective bargaining agreements which cover approximately 74% of RCN’s employees and expire in October 2006.

(d)         Inventories

Raw materials inventories are stated at the lower of cost or market, with cost being determined by the weighted average cost method. Cost of finished goods inventory includes raw materials, labor and overhead. Costs directly associated with loading and warehousing are capitalized into product inventory. Total loading and warehousing costs capitalized into inventories amounted to $77,349 and $20,165 at December 31, 2005 and 2004, respectively.

(e)          Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Assets are depreciated using the straight-line method using the following estimated useful lives:

Buildings and land improvements	7-20 years
Machinery and equipment	7-10 years
Furniture, fixtures and office equipment	3-10 years

(f)            Other Assets

Other assets consist of precious metals, catalysts and repair parts. Precious metals are recorded at fair value at the time they are recovered from the manufacturing process and expensed as consumed. Catalysts and spare parts are carried at cost and expensed as used.

(g)         Deferred Financing Costs

The Company has been allocated approximately $2,600,000 in gross deferred financing costs from its parent company, RCI related to indebtedness incurred in connection with the IDS and private placement transactions (note 11). These costs have been capitalized and are being amortized to selling, general and administrative expense over the term of the related debt. Deferred financing costs for the Term Note are being amortized using the effective interest method over their 15-year term.

(h)         Income Taxes

The Company’s operating results are included in the consolidated federal income tax return filed by RCI. The provision for income taxes in the accompanying financial statements has been prepared on a separate tax return basis.

The Company uses the asset and liability method of accounting for income taxes. Deferred income tax assets and liabilities are recognized for the estimated future tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i)            Impairment of Long-Lived Assets

The Company reviews long-lived assets, such as property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

(j)            Revenue Recognition

The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

(k)         Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods to prepare these financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

(l)            Accrued Maintenance Expenses

The Company experiences plant shutdowns for plant maintenance used in operations. Estimated amounts, based on historical expenditures, are accrued monthly up to the anticipated future maintenance date. Any differences between accrued amounts and actual expenditures are recorded at the time maintenance is performed. The accruals are included in accrued expenses in the accompanying balance sheets.

(3)         Restatement

Net sales, cost of sales, and selling, general and administrative expenses for the 202-day period ended July 21, 2005, and net sales and cost of sales for the years ended December 31, 2004 and 2003 have been restated to reflect the “gross-up” of the sale of excess natural gas inventories. The net impact of the sale of the excess natural gas inventories during these periods was reflected as a component of selling, general and administrative expenses for the 202-day period ended July 21, 2005 and as a component of cost of sales for the years ended December 31, 2004 and 2003. There is a $170,851 reduction in gross profit and no impact on net income for the 202-day period ended July 21, 2005. There is no impact to gross profit (loss) or net income (loss) for the years ended December 31, 2004 and 2003. The following table sets forth net sales, cost of sales, and selling, general and administrative expenses as previously reported and as restated for the 202-day period ended July 21, 2005 and net sales and cost of sales as previously reported and as restated for the years ended December 31, 2004 and 2003.

	As previously reported	Adjustment	As restated
202-day period ended July 21, 2005:
Net sales	$53,087,811	5,213,746	58,301,557
Cost of sales	48,232,944	5,384,597	53,617,541
Gross profit	$4,854,867	(170,851)	4,684,016
Selling, general and administrative expenses	$1,078,789	(170,851)	907,938
Year ended December 31, 2004:
Net sales	$97,294,329	5,335,450	102,629,779
Cost of sales	89,974,314	5,335,450	95,309,764
Gross profit	$7,320,015	—	7,320,015
Year ended December 31, 2003:
Net sales	$68,465,617	8,185,447	76,651,064
Cost of sales	70,747,608	8,185,447	78,933,055
Gross profit (loss)	$(2,281,991)	—	(2,281,991)

(4)         Acquisition

As a result of the transactions discussed in note 1, RCN’s assets purchased and liabilities assumed were adjusted to their fair values at July 22, 2005. A preliminary allocation of purchase price for the fair value of assets acquired and liabilities assumed of $17,313,508 is as follows:

Assets purchased:
Cash	$454
Trade accounts receivable	1,719,979
Inventories	8,205,084
Prepaid expenses and other current assets	62,337
Property, plant and equipment	49,525,000
Other assets	5,579,416
Assets acquired	65,092,270
Liabilities assumed:
Cash overdraft	(318,845)
Accounts payable	(1,041,772)
Accrued liabilities	(2,918,145)
Net assets acquired	60,813,508
Conversion of amounts due to RCI to a 14% term note (note 10)	43,500,000
Net purchase price	$17,313,508

The preliminary allocation of the purchase price is based on a third-party valuation of property, plant and equipment. The purchase price allocation may change upon final determination of the fair value of assets acquired and liabilities assumed.

(5)                                 Related Party Transactions

In the ordinary course of business, the Company has significant transactions and other arrangements with RCI and its affiliated companies. Due to Royster-Clark, Inc. of $23,625,630 and $58,765,253 at December 31, 2005 and 2004, respectively, represents net amounts due to RCI as a result of the transactions noted below. RCN is dependent on funding from RCI to meet its operating and capital cash flow requirements. As discussed in notes 10, 11 and 14, Agrium, Inc. completed a tender offer of 98.6% of Royster-Clark Ltd.’s outstanding IDS’s. Agrium, Inc., through RCI, has committed to funding the operations of RCN.

Significant related party transactions between the Company and RCI and affiliates for the 163-day period ended December 31, 2005, the 202-day period ended July 21, 2005, and the years ended December 31, 2004 and 2003 consist of the following:

	Successor	Predecessor
	163-day period ended December 31, 2005	202-day period ended July 21, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Product sales to RCI and affiliates	$28,969,222	51,333,701	93,915,757	64,618,077
Insurance expense included in cost of sales	(333,838)	(193,217)	(369,369)	(466,050)
Selling, general and administrative expenses charged by RCI and affiliates:
Insurance	(10,312)	(6,659)	(12,941)	(16,732)
Rail car rental	(99,154)	(169,958)	(278,372)	(381,996)
Warehousing	—	—	(302,225)	(402,860)
Other	(14,402)	11,726	(36,087)	(117,552)
Interest expense	(3,094,767)	(2,973,849)	(5,119,914)	(5,402,000)

RCN has been operated largely as a stand-alone profit center and maintains many of its own selling, general and administrative functions. The costs associated with these functions are included in the accompanying financial statements. The financial statements also include other selling, general and administrative costs allocated to RCN from RCI and affiliates for expenses incurred on behalf of RCN. These have been allocated as outlined below. There can be no assurance that these allocations are representative of the expenses that would have been incurred by RCN if it had obtained these services from an unrelated party for the periods presented or any future period.

Product sales to and purchases from RCI and its affiliated companies are consummated at prices commensurate with competitive prices in RCN’s local wholesale market.

Interest expense was charged to RCN on the $43.5 million Term Note payable to RCI (note 11) for the 163-day period ended December 31, 2005 at a rate of 14%.

For the 202-day period ended July 21, 2005 and the years ended December 31, 2004 and 2003, interest expense was charged to RCN based on $36 million allocated upon the purchase of RCN in 1999 at a rate of 10.25%.

Interest charged on the intercompany line of credit with RCI is based on LIBOR and prime rates incurred by RCI on its outstanding Senior Secured Credit Facility (note 10).

Certain expenses have been allocated by RCI to RCN, including insurance, rent and warehousing expenses. RCN is allocated the cost of a full range of insurance coverage which includes property, general and auto liability, umbrella, and other miscellaneous coverages. Property insurance comprises over 90% of total insurance which is allocated based on the ratio of RCN fixed asset and inventory values to RCI fixed asset and inventory values. Rent and warehousing expenses are allocated based on the usage of railcars and storage facilities. Other selling, general and administrative expenses, such as payroll, employee benefits, and legal fees, are processed and paid by RCI. These charges are allocated to RCN using the specific identification method.

The management of the Company believes the methodologies for the above allocations are reasonable.

(6)                                 Inventories

Inventories at December 31, 2005 and 2004 consist of the following:

	Successor 2005	Predecessor 2004
Raw materials	$3,546,170	1,730,743
Finished goods	14,670,276	3,079,402
	$18,216,446	4,810,145

(7)                                 Property, Plant and Equipment

Property, plant and equipment at December 31, 2005 and 2004 consist of the following:

	Successor 2005	Predecessor 2004
Land	$715,000	540,146
Buildings and land improvements	7,701,259	4,457,852
Machinery and equipment	45,212,461	45,768,825
Construction-in-progress	69,999	599,869
	53,698,719	51,366,692
Less accumulated depreciation	3,850,628	24,889,795
	$49,848,091	26,476,897

An impairment loss of $299,326 was recognized in cost of sales during 2004 on certain equipment.

(8)                                 Income Taxes

Components of income tax expense for the year ended December 31, 2003 consist of the following:

	Current	Deferred	Total
Year ended December 31, 2003:
Federal	$—	11,031,000	11,031,000
State	—	2,518,000	2,518,000
	$—	13,549,000	13,549,000

The effective income tax rate for 163-day period ended December 31, 2005, the 202-day period ended July 21, 2005, and the years ended December 31, 2004 and 2003 is 0%, 0%, 0%, and 143%, respectively, and differs from the “expected” federal statutory income tax rate of 34% due to the following:

	Successor	Predecessor
	163-day period ended December 31, 2005	202-day period ended July 21, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Expected income tax expense (benefit)	$(2,603,000)	273,000	145,000	(3,220,000)
State taxes, net of federal tax effect	(364,000)	38,000	21,000	(450,000)
Change in valuation allowance attributable to operations	2,966,000	(312,000)	(168,000)	17,218,000
Nondeductible expenses and other	1,000	1,000	2,000	1,000
	$—	—	—	13,549,000

The tax effects of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the deferred tax assets at December 31, 2005 and 2004 relate to the following:

	Successor	Predecessor
	2005	2004
Deferred tax assets:
Trade accounts receivable, due to allowance for doubtful accounts	$32,000	32,000
Accrued expenses, due to accrued vacation and certain other accruals for financial statement purposes	275,000	665,000
Operating loss and other tax credit carryforwards	18,432,000	14,994,000
Property, plant and equipment, due to differences in depreciation and basis differences	—	1,296,000
Inventories, due to costs capitalized for tax purposes, and obsolescence and shrink reserves reflected for financial statement purposes	—	63,000
Total gross deferred tax assets	18,739,000	17,050,000
Less valuation allowance	(6,377,000)	(17,050,000)
Net deferred tax assets	12,362,000	—

	Successor	Predecessor
	2005	2004
Deferred tax liabilities:
Property, plant and equipment, due to differences in depreciation and basis differences	$(12,113,000)	—
Inventories, due to costs capitalized for tax purposes, and obsolescence and shrink reserves reflected for financial statement purposes	(249,000)	—
Total gross deferred tax liabilities	(12,362,000)	—
Net deferred tax liabilities	$—	—

The Company has generated net operating loss carryforwards of $47,564,000 that expire as follows:

Year ending December 31:
2019	$328,000
2021	14,768,000
2022	11,170,000
2023	11,477,000
2024	654,000
2025	9,167,000

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred taxes will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. As a result of losses incurred in 2005 and years prior to 2004, management cannot assert that it is more likely than not that the net deferred tax assets as of December 31, 2005 will be realized. Accordingly, the Company maintained a full valuation allowance for its net deferred tax assets at December 31, 2005 and 2004.

(9)           Accrued Expenses

Accrued expenses consist of the following at December 31, 2005 and 2004:

	Successor	Predecessor
	2005	2004
Accrued maintenance	$225,000	1,255,655
Accrued vacation	475,864	461,248
Accrued property taxes	426,800	427,454
Accrued payroll	78,185	50,145
Other	108,003	84,331
	$1,313,852	2,278,833

(10)         Senior Secured Credit Facility

Under the terms of RCI’s Senior Secured Credit Facilities, the Company is jointly and severally liable and would be required to perform under these terms in the event of RCI’s default.

As described in note 1, the Senior Secured Credit Facility was amended and restated on July 22, 2005 as part of the IDS Offering. The Amended Credit Facility is with a syndicate of financial institutions in the form of a $250,000,000 senior secured revolving credit facility expandable up to $300,000,000 to meet future requirements. Cash available to RCI under the Amended Credit Facility is governed by a borrowing base determined by accounts receivable and inventory with advance rates adjusted through the year to meet seasonal working capital requirements. The Amended Credit Facility expires in July 2010. The obligations with respect to the Amended Credit Facility are secured by perfected first priority security interests in: (i) all inventory, accounts receivable, general intangibles and all other property (excluding existing unencumbered real property, which is subject to a negative pledge) and assets (tangible and intangible) of RCI and its subsidiaries; and (ii) 100% of the capital stock of RCI and all of the common stock of RCI’s direct and indirect subsidiaries. Borrowings under the Amended Credit Facility bear interest at a rate equal to LIBOR or a base rate, plus an applicable margin to those rates. Base Rate Loans bear interest at the base rate, as defined in the Amended Credit Facility, plus a spread based on RCI’s leverage on the pricing date. The Amended Credit Facility will employ prime interest at times. The Amended Credit Facility is subject to certain restrictive covenants, including a financial covenant of minimum EBITDA and limitations on incurring additional indebtedness. As of December 31, 2005, the approximate amount outstanding under the Amended Credit Facility totaled $140,000,000 and the interest rate was approximately 7%.

The Amended Credit Facility is not recorded in RCN’s financial statements.

In connection with the acquisition of Royster-Clark Ltd. by Agrium, Inc., as more fully described in note 14, the outstanding balance on the Senior Secured Credit Facility was repaid and the facility was amended to reduce availability to $15 million.

(11)         14% Subordinated Notes and Term Note

RCN is a guarantor for RC ULC’s Subordinated Notes and Separate Subordinated Notes (herein referred to collectively as the Notes) issued as a result of the IDS Offering and the private placement, respectively, discussed in note 1. The Notes are denominated in Canadian dollars with an aggregate principal amount of approximately $169,996,000 (Cdn$197,705,000) for the Subordinated Notes and approximately $20,808,000 (Cdn$24,200,000) for the Separate Subordinated Notes as of December 31, 2005. Interest on the Notes accrues at the rate of 14% per annum and the notes are due in 15 years. Interest on the Notes is payable monthly. On or after the seventh anniversary of the issuance of the Notes, RC may redeem the notes for the principal amount plus a premium that declines over time.

Prior to the fifth anniversary of the closing of the offering, RC ULC will be permitted, at its election, to defer interest payments on the Notes, if and for so long as the Interest Coverage Ratio under the indenture governing the Notes (the Note Indenture), of RCH for the most recent 12-month period ending on the last day of any month, is less than the Interest Deferral Threshold (as defined in the Note Indenture), unless a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default (any such period, an Interest Deferral Period). Interest payments on the Notes will not be deferred under this provision for more than 24 months in the aggregate or beyond the fifth anniversary of the closing of the offering.

In addition, after the fifth anniversary of the closing of the offering, RC ULC may at its election defer interest on the Notes on not more than four occasions for not more than six months per occasion (each, an Interest Deferral Period) by delivering to Computershare Trust Company of Canada, as trustee of the Note Indenture (the Trustee), a copy of a resolution of RC ULC’s board of directors certified by an officer’s certificate of RC ULC to the effect that, based upon a good faith determination of RC ULC’s board of directors, such deferral is reasonably necessary for bona fide cash management purposes, or to reduce the likelihood of or avoid a default on any Senior Indebtedness (as defined in the Note Indenture); provided no such deferral may be commenced and any ongoing deferral shall cease, if a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default. No Interest Deferral Period may commence unless and until all interest deferred pursuant to any preceding Interest Deferral Period, together with interest thereon, has been paid in full.

Deferred interest on the Notes will bear interest at the same rate as the stated rate on the Notes, compounded monthly, until paid in full. Following the end of any Interest Deferral Period, RC ULC will be obligated to resume monthly payments of interest on the Notes, including interest on deferred interest. All interest deferred prior to the fifth anniversary of the closing of the offering, including interest accrued on deferred interest, must be repaid on the fifth anniversary of the closing of the offering. All interest deferred after the fifth anniversary of the closing of the offering, including interest accrued on deferred interest, must be repaid on or before maturity, provided that RC ULC must pay all deferred interest and accrued interest thereon in full prior to deferring interest on a subsequent occasion. RC ULC may prepay all or part of the deferred interest, at any time other than during an Interest Deferral Period.

During any Interest Deferral Period, or so long as any deferred interest remains unpaid, and under other circumstances described below, RC ULC will not be permitted to pay any dividends or make any distribution to holders of its common shares, or make certain other restricted payments. The Amended Credit Facility contains limitations on RCH’s ability to make distributions to RC ULC to enable it to prepay deferred interest on the Notes.

In connection with the acquisition of Royster-Clark Ltd. by Agrium, Inc., as more fully described in note 14, 98.6% of the 14% Subordinated Notes were redeemed.

In conjunction with the IDS Offering, RCN executed a term note payable to RCI (Term Note) in the amount of $43,500,000. The Term Note accrues interest at the rate of 14% per annum, payable monthly in arrears. The Term Note is due on the fifteenth anniversary of its execution. When an Event of Default occurs, as defined under the Term Note, and is continuing, the Term Note shall bear interest at the rate of 16% per annum until such time as the Event of Default has been cured. As of December 31, 2005, there were no Events of Default.

(12)         Commitments and Contingencies

Legal Matters

From time to time, the Company is subject to various claims and legal matters that have arisen in the ordinary course of its business. Although there can be no assurance as to the ultimate disposition of these matters, it is the opinion of the Company’s management that any such claims asserted or obligations incurred to date will not result in a material adverse effect on the results of operations, financial position or cash flows of the Company.

Gas Contracts

During 2005, the Company entered into fixed quantity natural gas contracts, which were short-term in duration. These contracts committed the Company to quantities of natural gas (daily MMBTUs) at prices linked to the Nymex index. The Company has commitments to purchase natural gas under these contracts of approximately $21,850,000 during the year ending December 31, 2006.

(13)         Employee Benefit Plans

Royster-Clark, Inc. maintains two defined contribution plans under which RCN employees participate. The non-union employees of RCN take part in the Employee Savings and Investment Plan (ESIP) and union employees take part in the RCN Union 401(k) and Savings Plan. Participants are allowed to contribute to these plans up to 70% of their salary on a pre-tax basis, up to the maximum allowed under Internal Revenue Service regulations. Royster-Clark, Inc., and thus RCN, makes contributions to these plans at the discretion of the board of directors. RCN made total contributions of $153,840, $149,420, $275,027 and $287,819 to the plans during the 163-day period ended December 31, 2005, the 202-day period ended July 21, 2005, and the years ended December 31, 2004 and 2003, respectively.

(14)         Subsequent Events

Agrium, Inc. (Agrium) announced it was making an unsolicited Cdn$325 million, all-cash bid to purchase all of the outstanding IDSs of Royster-Clark Ltd. and Royster-Clark ULC at a price of Cdn$10 per IDS. Agrium increased its offer on two occasions in January 2006 to a final offer price of Cdn$11.90.

On February 8, 2006, Agrium completed a tender offer at a price of Cdn$11.90 per IDS. The offer was accepted by 98.6% of investors at the recommendation of the Royster-Clark Ltd. board of directors.

Independent Auditors’ Consent

The Board of Directors
Royster-Clark, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-137870, 333-132594, 333-125162, 333-113001, 333-108392, 333-85682, 333-34890, 333-47317, 333-39334 and 333-58529) of Rentech, Inc. on Form S-3 and in registration statements (Nos. 333-134105, 333-133518, 333-131936, 033-90250, 333-46003 and 333-95537) of Rentech, Inc. on Form S-8 of our report dated March 2, 2006, with respect to the balance sheets of Royster-Clark Nitrogen, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholder’s equity (deficit), and cash flows for the 163-day period ended December 31, 2005, the 202-day period ended July 21, 2005 and the years ended December 31, 2004 and 2003, which report is included herein.

Our report refers to transactions, as more fully described in notes 1 and 4 of the financial statements, that occurred as of July 22, 2005 which require financial information for the periods after July 22, 2005 to be presented on a different cost basis than that for periods prior to that date and therefore, is not comparable.

Our report also refers to the restatement of net sales, cost of sales, and selling, general and administrative expenses for the 202-day period ended July 21, 2005 and net sales and cost of sales for the years ended December 31, 2004 and 2003, as more fully described in note 3 to the financial statements.

/s/ KPMG LLP

Norfolk, Virginia
April 19, 2007